Filed Pursuant to Rule 433

Registration No. 333-143180

Final Term Sheet

August 28, 2007

$2,000,000,000

AT&T Inc.

$2,000,000,000 6.500% GLOBAL NOTES DUE 2037

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	6.500% Global Notes due 2037 (the “Fixed Rate Notes”)

TRADE DATE:	August 28, 2007

SETTLEMENT DATE (T+3):	August 31, 2007

MATURITY DATE:	September 1, 2037

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$2,000,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.568%

GROSS SPREAD:	0.875%

PRICE TO AT&T INC.:	98.693%

NET PROCEEDS:	$1,973,860,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $500,000 of AT&T Inc.’s expenses

INTEREST RATE:	6.500% per annum

INTEREST PAYMENT DATES:	Semi-annually on each March 1 and September 1, commencing on March 1, 2008

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time, in whole or in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points.

RATINGS:	Moody’s: A2 (Stable) , S&P: A (Stable) , Fitch: A (Stable)

JOINT BOOKRUNNERS:	Banc of America Securities LLC Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

A-1

ALLOCATION:

	Fixed Rate Notes
Banc of America Securities LLC		$480,000,000
Barclays Capital Inc.		$480,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		$480,000,000
Goldman, Sachs & Co.		$120,000,000
Wachovia Capital Markets, LLC		$120,000,000
Mitsubishi UFJ Securities International plc.		$120,000,000
Citigroup Global Markets Inc.		$33,334,000
Deutsche Bank Securities Inc.		$33,334,000
J.P. Morgan Securities Inc.		$33,333,000
Loop Capital Markets, LLC		$33,333,000
Samuel A. Ramirez & Co., Inc.		$33,333,000
UBS Securities LLC		$33,333,000
	U.S.$	2,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement dated August 28, 2007; Prospectus dated May 23, 2007.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE BANC OF AMERICA SECURITIES LLC AT 1-(800)-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.